EXHIBIT 5
January 24, 2007
Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618

Re:	Midway Games Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Midway Games Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,000,000 shares of common stock, $0.01 par value per share, of the Company, to be issued pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”), which was approved by the Company’s Board of Directors on January 5, 2007, subject to shareholder approval.
     We are familiar with the ESPP, the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company and the resolutions of the Board of Directors of the Company relating to the ESPP and the Registration Statement. We have examined such records, documents and questions of law, and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     Based upon the foregoing, we are of the opinion that:
     1. The Company is a corporation validly existing under the laws of the State of Delaware.
     2. Each Share will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the shareholders of the Company shall have approved the ESPP; and (iii) such Share shall have been duly issued against receipt of the agreed consideration therefor in accordance with the ESPP.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Shares.
     This opinion letter is limited to the laws of the State of Delaware.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission.

Very truly yours,
By:	/s/ Sidley Austin LLP
Sidley Austin LLP